UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): March 23, 2012

ANHUI TAIYANG POULTRY CO., INC.

(Exact name of registrant as specified in its charter)

Delaware	0-53491	65-0918608
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

No. 88, Eastern Outer Ring Road, Ningguo City, Anhui Province, 242300, People’s Republic of China

(Address of principal executive offices)

Registrant’s telephone number, including area code: (+86) 0563-430-9999

Copy of correspondence to:

Marc J. Ross, Esq.

James M. Turner, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Tel: (212) 930-9700 Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In connection with the preparation of consolidated financial statements for the year ended December 31, 2011 of Anhui Taiyang Poultry Co., Inc. (the “Company”), U.S. management became aware of certain omissions in the quarterly reports on Form 10-Q for the quarters ended June 30, 2011 and September 30, 2011, as amended and filed with the Securities and Exchange Commission (collectively, the “Reports”).

On June 24, 2011, a tornado struck the premises where the Company was constructing a new breeding location called Duck Farm 8, located in Anhui Province in the People’s Republic of China. The total cost of the construction project immediately prior to the tornado was $4,502,103, of which $1,836,752 related to foundation and groundwork and $2,665,351 related to buildings. A substantial portion of the buildings were destroyed by the tornado. As reimbursement for the damage caused, the Company received remuneration from the local Chinese government in the amount of $1,531,018 in December 2011, as well as an insurance settlement from its insurance carrier in the amount of $428,685, of which $76,551 was received in December 2011 and $352,134 was received in February 2012. This information was not disclosed to the U.S. management or the Audit Committee of the Company’s Board of Directors (the “Audit Committee”) by Chinese management, and accordingly,the accounting for this natural disaster and disclosures were not made in the Reports.

The Company estimates the damage to Duck Farm 8 to be approximately between $1.8-2.0 million, based on a loss estimation analysis report completed by the Company on March 23, 2012. Based on this estimate, the net gain or loss from the damage event, when netted with the subsidy and insurance settlements, would range from a loss of approximately $40,000 to a gain of approximately $122,000, Construction in progress would be reduced by $1.8-2.0 million, and subsidies and insurance settlements receivable (current assets) would be increased by approximately $2.0 million. The net impact to the statement of operations would be the estimated net (loss) gain of ($40,000) - $122,000.

On March 23, 2012, U.S. management of the Company discussed this information with the Audit Committee. As a result, the Audit Committee concluded that the Reports should not be relied upon and will need to be restated.

An authorized officer of the Company has discussed the matters disclosed in this filing with Schwartz Levitsky Feldman LLP (“SLF”), the Company’s independent registered public accounting firm. SLF is reviewing the details and documentation surrounding the transaction. The Company is working diligently with its professional advisors to file the amended Reports, which are expected to be filed by April 6, 2012.  However, because verification of the subsidy aspect of the transaction requires independent verification from a third party government entity in China, we cannot file the amended Reports until the verification is received, and we have no control over the timing of such verification.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ANHUI TAIYANG POULTRY CO., INC.

Date: March 26, 2012	By:	/s/ DAVID DODGE
David Dodge
Chief Financial Officer